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                                EXHIBIT 3.04
                               --------------



                   AMENDING AGREEMENT DATED MAY 31, 1999




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                             AMENDING AGREEMENT
                           ----------------------
                      Dated this 31st day of May, 1999

Between:

          STARROCK RESOURCES L TD., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Vendor")

                                  - and -

          PROMAX ENERGY INC., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called" Purchaser" )

     WHEREAS.

A. Vendor and Purchaser entered into an Agreement of Purchase and Sale dated March 19, 1999 (the "Agreement");

B. Pursuant to clause 2.05 of the Agreement, Vendor granted to Purchaser five (5) options to acquire additional interests in the Assets by paying an Annual Option Interest Purchase Price;

C. The Parties have agreed to amend clause 2.05 to allow Purchaser to exercise the first and second annual options by issuing common shares in Purchaser or by paying a portion of the Annual Option Interest Purchase Price and issuing the balance of the Annual Option Interest Purchase Price in the common shares of Purchaser.

NOW THEREFORE in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. All capitalized terms shall have the meaning given to them in the Agreement.

2. The Parties agree to add the following as clause 2.05(b) to the Agreement, namely:

     "2.05 (b)  When exercising the first or second option granted pursuant to clause 2.05(a) hereof, the Purchaser, rather than paying the Annual Option Interest Purchase Price may exercise such option by electing to:


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     (i)  issue common shares to the Vendor at the Regulatory Approved
          Price equal to the Annual Option Interest Purchase Price; or

     (ii) pay a portion of the Annual Option Interest Purchase Price and issue common shares to the Vendor at the Regulatory Approved Price for the balance of the Annual Option Interest Purchase Plan.

          For the purposes of this clause, " Regulatory Approved Price" in respect of a common share of Vendor shall mean the established market price as per regulatory guideline less any discounts allowed by the Vancouver Stock Exchange (or any other Canadian or United States stock exchange on which the shares shall then be listed if the shares shall not then be listed on the Vancouver Stock Exchange)."

3. If the shares are not listed upon a stock exchange in Canada or the United States the election described in Item 2 above will not be available to the Purchaser.

4. All other terms and conditions in the Agreement are hereby ratified and confirmed.


IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

STARROCK RESOURECS LTD.              PROMAX ENERGY INC.

Per. /S/ Al Langard                  Per: /S/ Barclay Hambrook
-----------------------              ---------------------------
                                     Per: /S/ Robert Card
                                     ---------------------------


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